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                                                                Exhibit 3
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                                Manville Corporation
                                  717 17th Street
                              Denver, Colorado  80202


         Manville Personal Injury Settlement Trust
         8260 Willow Oaks Corporate Drive
         Suite 600
         P.O. Box 10415
         Fairfax, Virginia  22031
         Attention:  David T. Austern, Esq.

                                                    August 31, 1994

         Ladies and Gentlemen:

                   The Manville Personal Injury Settlement Trust (the "Trust") is the holder of a Manville Corporation Bond due
         March 31, 2013 (the "Bond") issued by Manville Corporation (the "Company") pursuant to the Bond Prepayment Agreement, dated as of August 25, 1993, between the Company and the Trust, as modified for a limited period of time by a certain letter agreement, dated August 25, 1993, between the Company and the Trust and as amended and supplemented by a letter agreement, dated March 31, 1994, between the Company and the Trust clarifying certain provisions thereof (as so modified, amended and supplemented, the "Bond Prepayment Agreement"). Terms used herein and not otherwise defined shall have the meanings assigned to them in the Bond Prepayment Agreement.

                   Pursuant to the terms of the Bond and the Bond Prepayment Agreement, the Company is obligated to pay $20,680,534 to the Trust on August 31, 1994 (the "August 1994 Payment Amount"). The Company and the Trust are currently negotiating a Bonds Repurchase Agreement pursuant to which the Company will, among other things, repurchase the Bond from the Trust (the "Repurchase") in exchange for certain debt securities to be issued by Schuller International Group, Inc., a wholly-owned subsidiary of the Company.

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                   In order to allow the Company and the Trust sufficient
         time to complete negotiations and finalize the documentation setting forth the terms of the Repurchase, the Company and the Trust hereby agree that the Company shall defer payment of the August 1994 Payment Amount until the earlier of (i) the second Business Day following notification in writing, in accordance with
         Section 12.01 of the Bond Prepayment Agreement, to the Company by the Trust or to the Trust by the Company, as the case may be, to the effect that the negotiations in connection with the Repurchase are being abandoned, or (ii) September 30, 1994 (the "Payment Date"); provided however, that in the event the Repurchase is
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         consummated on or prior to the Payment Date the obligation of the
         Company in respect of the August 1994 Payment Amount, together with any accrued interest thereon, as specified below, shall be extinguished, it being recognized that said obligation shall be encompassed in the terms of the Repurchase. Until paid or extinguished, interest shall accrue on the August 1994 Payment Amount at the rate of 4.70% per annum (computed on the basis of a year of 360 days and the actual number of days elapsed) from and including August 31, 1994 to but excluding the Payment Date; provided, however, that if the Repurchase shall not have occurred
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         on or prior to the Payment Date and if the August 1994 Payment
         Amount, together with interest accrued thereon as provided in this sentence, is not paid in full on the Payment Date, interest shall (except to the extent, if any, prohibited by applicable law) accrue on the unpaid portion of such aggregate amount from and including the Payment Date until the payment in full of such aggregate amount at the rate of 14% per annum as provided in
         Section 5.11(a) of the Bond Prepayment Agreement.

                   The Trust hereby (i) waives the provisions of Section 5.11(a) of the Bond Prepayment Agreement to the extent necessary to permit deferral of the Company's payment of the August 1994 Payment Amount until the Payment Date in accordance with and subject to the terms of the immediately preceding paragraph and
         (ii) agrees that such deferral of the August 1994 Payment Amount until the Payment Date shall not constitute an Event of Default under Section 10.01 of the Bond Prepayment Agreement; provided,
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         however, that if the Repurchase does not occur on or prior to the
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         Payment Date, the Company's failure to pay in full the August 1994
         Payment Amount, together with interest accrued thereon in accordance with the immediately preceding paragraph, on the Payment Date shall constitute a breach of Section 5.11(a) of the Bond Prepayment Agreement and shall constitute an Event of Default under Section 10.01 of the Bond Prepayment Agreement.

                   If you are in agreement with the foregoing, please sign in the appropriate place below and the duplicate copy of this
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         letter and return one of the same to the Company, whereupon this agreement shall become a binding agreement between the Trust and the Company.


                                            Very truly yours,

                                            MANVILLE CORPORATION


                                            By /s/ W.T. Stephens
                                               --------------------------
                                              Name:   W.T. Stephens
                                              Title:  Chairman, Chief
                                                      Executive Officer
                                                      and President


         The foregoing agreement is
         hereby accepted as of the
         date hereof:


         MANVILLE PERSONAL
         INJURY SETTLEMENT TRUST


         By /s/ Robert A. Falise
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           Name:   Robert A. Falise
           Title:  Chairman &
                   Managing Trustee